Exhibit 99.1

Essential Properties Realty Trust Announces Executive Appointments and Promotions

PRINCETON, N.J. – September 9, 2026 – Today, Essential Properties Realty Trust, Inc. (NYSE: EPRT) (the “Company” or “EPRT”) announced several executive officer appointments and promotions.

Pete Mavoides, the Company’s Chief Executive Officer, has executed a new employment contract with a term of approximately four years. Max Jenkins, the Company’s Chief Operating Officer, has been promoted and will assume the additional role of President, and Rob Salisbury, the Company’s Chief Financial Officer, has been promoted and will assume the additional role of Chief Strategy Officer. AJ Peil, the Company’s Chief Investment Officer, has departed the Company. The Company has appointed Craig Vachris to the Chief Investment Officer role, where Mr. Vachris will join the Company to lead the asset management and credit underwriting departments.

Pete Mavoides, the Company’s CEO, said, “These announcements underscore the depth of the Company’s leadership team and recognize the contributions and achievements of Max and Rob as they help lead the business into the future. Having worked closely with Max for the past eight years, I have seen firsthand the leadership, judgment, and operational discipline he brings to the Company every day. His promotion to President recognizes the significant impact he has had on the Company’s growth, including his leadership in building a best-in-class investment team, strengthening our investment process and helping position the Company for continued long-term success.”

Mr. Mavoides continued, “Rob’s promotion reflects the central role he will continue to play on our executive leadership team, where his strategic perspective, financial discipline, and deep knowledge of the business will be important as we execute on our strategy and pursue long-term value creation. We are also excited to welcome Craig to our leadership team, having known him and admired his accomplishments over the years.” Mr. Mavoides added, “Finally, we’d like to thank AJ for his many contributions over the past decade with the Company and wish him well in his future endeavors.”

About Craig Vachris
Mr. Vachris has more than 20 years of experience in commercial real estate and net lease investing. Most recently, he led the credit and underwriting departments at W. P. Carey as their Chief Credit Officer, as part of a global team responsible for investment decisions across multiple countries in North America and Europe. Prior to that, Mr. Vachris worked at Sovereign Investment Company in the asset management department, where he was responsible for transaction underwriting, leasing decisions, and property dispositions. He also held roles at Gemini Realty Advisors, ABN AMRO, and served as a Lieutenant in the US Army Reserve. Mr. Vachris holds a BA from Brown University and a Masters in Real Estate Finance from New York University.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2026, the Company’s portfolio consisted of 2,493 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 3.5x. In addition, as of June 30, 2026, the Company’s portfolio was 99.6% leased to tenants operating 715 different concepts across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Sheryl Kaul
Director, Financial Planning & Data Analytics
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.